Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS:
Prospect Medical Holdings, Inc.		The Equity Group Inc.

Linda Hodges, Investor Relations		Devin Sullivan
(714) 796-4271		(212) 836-9608
linda.hodges@prospectmedical.com		dsullivan@equityny.com
FOR IMMEDIATE RELEASE
PROSPECT MEDICAL HOLDINGS, INC. TO BE ACQUIRED
BY LEONARD GREEN & PARTNERS, L.P. AND MANAGEMENT FOR $8.50 PER SHARE
Los Angeles, CA — August 16, 2010 -Prospect Medical Holdings, Inc. (Nasdaq: PZZ) (“Prospect” or the “Company”) announced today that it has entered into a definitive merger agreement to be acquired for $8.50 per share in cash by an entity sponsored by Leonard Green & Partners, L.P. in which certain stockholders of Prospect will also participate. The total transaction value is approximately $363 million, including the assumption of approximately $158 million in Prospect’s net debt.
The merger price represents a 38.9% premium over the closing sale price of Prospect shares on August 13, 2010, and a 29.4% premium to the volume weighted-average closing sale price of approximately $6.57 during the 30 trading days prior to that date.
The merger is subject to approval by Prospect stockholders holding a majority of Prospect’s outstanding shares, the expiration or termination of the applicable antitrust waiting period, and other customary closing conditions. The merger is not subject to a financing condition.
Prospect’s board of directors, acting on the unanimous recommendation of a Special Committee of independent directors, has approved the merger agreement, determined that the merger is fair to and in the best interests of Prospect and its stockholders, and recommended that Prospect stockholders adopt the merger agreement. “On behalf of the Special Committee of the board of directors of Prospect, we are pleased to have reached an agreement that will enable us to deliver significant and certain value to our stockholders,” said Glenn Robson, Chairman of the Special Committee.
Some directors and officers of Prospect that currently own in the aggregate approximately 10.4 million shares of Prospect’s outstanding common stock (representing nearly 50% of Prospect’s outstanding shares) have entered into a voting agreement in which they have agreed to vote all of their Prospect shares in favor of the adoption of the merger agreement. These stockholders also have agreed to exchange approximately 6.2 million of their Prospect shares for equity interests in the sponsored purchasing entity in lieu of their receipt of the cash merger consideration for those shares.
Under the merger agreement, Prospect has the right to solicit competing acquisition proposals from third parties during the 40-day period ending September 25, 2010. UBS Investment Bank will assist Prospect’s Special Committee in connection with the solicitation. Prospect does not intend to disclose developments regarding this process, unless the Special Committee and Prospect’s board of directors reach a decision regarding any superior proposals that may be made. There is no assurance that this process will result in a superior proposal. In addition, Prospect may, at any time, subject to the terms of the merger agreement, respond to unsolicited proposals.
Upon a change of control of the Company, each holder of the Company’s outstanding 12 3/4% Senior Secured Notes Due 2014 will be entitled to require the Company to repurchase all or a portion of the holder’s notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any. Funds affiliated with Leonard Green & Partners, L.P. have agreed to backstop the Company’s obligation to repurchase any notes that are presented.
UBS Investment Bank is acting as financial advisor to the Special Committee and Locke Lord Bissell & Liddell LLP is acting as legal advisor to the Special Committee. TroyGould PC is acting as legal advisor to Prospect. Latham & Watkins LLP is acting as legal advisor to Leonard Green & Partners, L.P.

About Prospect
Prospect Medical Holdings owns and operates five community-based hospitals in the greater Los Angeles area, and manages the provision of healthcare services of HMO enrollees in southern California, through its network of specialist and primary care physicians. Prospect Medical Holdings’ website can be found at www.prospectmedicalholdings.com.
About Leonard Green & Partners, L.P.
Leonard Green & Partners is one of the nation’s leading private equity firms with over $9 billion in equity commitments under management, was founded in 1989, and has invested in 51 companies with an aggregate value in excess of $42 billion. The firm’s investments are focused primarily on North American companies in a range of industries including retail, consumer products, distribution, media, business services and healthcare. Additional information is available at www.leonardgreen.com
Forward-Looking Statements
This press release contains statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding the merger. These statements are based on the current expectations of management of Prospect, but there are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. These risks and uncertainties include, among others, the possibility that (1) Prospect may be unable to obtain stockholder approval or satisfy other conditions required for the consummation of the merger, (2) the closing of the merger may be delayed or abandoned, (3) the merger may involve unexpected costs, (4) the business of Prospect may suffer as a result of uncertainty surrounding the merger, and (5) Prospect may be adversely affected by other economic, business or competitive factors. Additional factors that may affect the future results of Prospect are set forth in its filings with the Securities and Exchange Commission (“SEC”), including its Form 10-K for the year ended September 30, 2009, which are available at http://www.sec.gov. Unless required by law, Prospect undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information About the Merger and Where to Find It
In connection with the proposed merger, Prospect expects to file with the SEC a proxy statement and other materials. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PROSPECT AND THE PROPOSED MERGER. Once filed with the SEC, the proxy statement and such other documents will be available without charge at www.sec.gov and on Prospect’s website at www.prospectmedicalholdings.com under “SEC Filings,” or by directing such request to Linda Hodges at (714) 796-4271.
Participants in the Solicitation
Prospect and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Prospect in connection with the proposed merger. Information concerning the interests of these directors, executive officers and other members of Prospect’s management and employees in the proposed merger will be included in Prospect’s proxy statement referenced above. Information regarding Prospect’s directors and executive officers is also available in its Annual Report on Form 10-K for the year ended September 30, 2009 and in its proxy statement for its 2010 Annual Meeting of Stockholders, which documents are on file with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov and from Prospect as described above.
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